Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Media Corporation:

We consent to the incorporation by reference in the following registration statements of Liberty Media Corporation of our reports dated February 28, 2019, with respect to the consolidated balance sheets of Liberty Media Corporation as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive earnings (loss), cash flows and equity for each of the years in the three-year period ended December 31, 2018, and the related notes  (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Liberty Media Corporation.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Our report on the consolidated financial statements also refers to a change in the method of accounting for share-based payments in 2016 due to the adoption of ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

Description	Registration Statement No.	Description
S-8	333-222135	Liberty Media Corporation 2017 Omnibus Incentive Plan
S-8	333-219885	Liberty Media Corporation 2017 Omnibus Incentive Plan
S-3ASR	333-219009	Registration of shares of Liberty Media Corporation’s Series C Liberty Formula One common stock
S-8	333-216318	Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015)
S-3ASR	333-215858	Registration of shares of Liberty Media Corporation’s Series C Liberty Formula One common stock
S-8	333-211245

Liberty Media Corporation 2013 Incentive Plan (Amended and Restated as of March 31, 2015); Liberty Media Corporation 2013 Nonemployee Director Incentive Plan (Amended and Restated as of December 17, 2015); Liberty Media Corporation Transitional Stock Adjustment Plan

S-8	333-210818	Liberty Media 401(k) Savings Plan

/s/ KPMG LLP

Denver, Colorado
February 28, 2019